Exhibit 10.16.5

[Form of Non-Employee Director Stock Option Agreement]

ADELPHIA COMMUNICATIONS CORPORATION

NONSTATUTORY STOCK OPTION AGREEMENT

Date of Grant of this Option:  February 6, 2001

THIS AGREEMENT made by and between Adelphia Communications Corporation, a Delaware corporation (hereinafter called the “Company”), and [insert name] (hereinafter called the “Optionee”) is made as of the above date under the Company’s 1998 Long-Term Incentive Compensation Plan (the “Plan”).

WITNESSETH:

1.             The Company grants to the Optionee a Nonstatutory Stock Option (the “Option”) to purchase one thousand one hundred (1,100) shares (the “Shares”) of the Class A Common Stock, par value $.01 per share, of the Company (the “Class A Stock”) at the price of $44.25 per share, subject to the terms and conditions of the Plan, except as expressly provided in the Agreement.

2.             (a) Except as otherwise provided in 2(b) below, this option shall not be immediately exercisable but shall vest and first become exercisable as to all of the Shares, subject to Optionee’s continued service as a director, officer, employee or consultant of the Company or any of its affiliates on the first anniversary of the date of this Agreement.  Notwithstanding anything to the contrary contained in the Plan, the Option shall not expire upon the Optionee ceasing to serve as a director of the Company and may be exercised at any time after vesting and prior to February 6, 2011.

(b) Notwithstanding 2(a) above, the Grantee shall become 100% vested in the Class A Stock subject to this Option in the event of a Change in Control of the Company.

3.             It is intended that the Option not constitute an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

4.             The Optionee or any purchaser permitted to purchase the Shares pursuant to the terms of the Plan shall purchase not less than 100 Shares at any one purchase (or the total number of Shares purchasable under this Option at such time, if less than 100).

5.             The Option may be exercised only by written request to the Chief Financial Officer of the Company at Coudersport, Pennsylvania, accompanied by payment of the option price in full either (i) in cash for the shares with respect to which it is exercised, (ii) by delivering to the Company a notice of exercise with an irrevocable direction to a registered broker-dealer under the Securities Exchange Act of 1934, as amended, to sell a sufficient portion of the Shares and deliver the sale proceeds directly to the Company, (iii) by delivering other shares of the Class A Stock;  provided however that the other shares of Class A Stock delivered in payment of the option price must have been held by the participant for at least six (6) months in order to be utilized to pay the option price; or (iv) a combination of payment procedures set forth above.

6.             The Optionee may pay the Company any amount required to be withheld under applicable tax withholding requirements (i) in cash; (ii) through the delivery to the Company of previously-owned shares of Class A Stock having an aggregate fair market value on the Tax Date equal to the tax obligation;  provided however that the shares of Class A Stock delivered in payment of the tax obligation must have been held by the participant for at least six (6) months in order to be utilized to pay the tax obligation; or (iii) through any combination of payment procedures set forth above.  The Optionee may satisfy tax withholding obligations required by law by requesting the Company to withhold Shares of Class A Stock otherwise issuable in connection with an exercise of the Option.

7.             Each capitalized term used herein without being defined herein shall have the meaning ascribed to it in the Plan.

IN WITNESS WHEREOF, the undersigned have executed this Stock Option Agreement as of the date first above written.

WITNESS:	ADELPHIA COMMUNICATIONS CORPORATION

By:
Authorized Officer

WITNESS:	OPTIONEE:

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